Exhibit 5.2

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the references to us on the front cover page of, and under the headings “Legal Matters” and “Enforceability of Judgments” in, the preliminary short form base shelf prospectus dated April 13, 2018 (the “Prospectus”) forming a part of the registration statement on Form F-10 dated April 13, 2018 of Mogo Finance Technology Inc. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP

Vancouver, British Columbia

April 13, 2018